First Amendment

to the Employment Agreement between

Carolina Financial Corporation and Jerold Lee Rexroad

WHEREAS, Carolina Financial Corporation (the “Company”) and Jerold Lee Rexroad (the “Executive) are parties to Employment Agreement dated as of May 1, 2008 (the “Agreement”);

WHEREAS, the parties desire to modify the Agreement pursuant to Section 14 thereof to make certain changes the parties deem necessary and appropriate;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree as follows:

First Change

Section 1 is hereby revised to read as follows:

“During the period of his employment hereunder, Executive agrees to serve in the position of President and Chief Executive Officer of the Company (the “Executive Position”). During said period, Executive also agrees to serve, if elected, as an officer and/or director of any subsidiary or affiliate of the Company. During the term of this Agreement, as set forth in Section 2(a), failure to reelect Executive to the Executive Position without the consent of the Executive shall constitute an Event of Termination (as defined in Section 4(a) below).”

Second Change

Section 2 is hereby amended by adding the following sentence to the end thereof:

“Notwithstanding anything in this Section 2 to the contrary, unless otherwise mutually agreed by the parties in writing, no annual extensions of the term of the Agreement shall occur after the date Executive attains age 70.”

Third Change

Section 3 is hereby amended by substituting “1300,000” for “$200,000” in the second sentence thereof.

Fourth Change

Section 4(a)(ii)(A) is hereby amended by deleting the reference to “Executive Vice President” and replacing it with “President and Chief Executive Officer”.

Fifth Change

Section 4(b) is hereby amended to read as follows:

“(b) (i) Upon the occurrence of an Event of Termination, the Company shall pay Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a lump sum amount equal to three (3) times the average of the sum of the following items in each of the three (3) years preceding his Date of Termination: (i) Executive’s annualized Base Salary (as defined in Section 3(a) above), (ii) all other cash compensation paid to Executive by the Company or its affiliates in each year of the relevant period and (iii) contributions made on the Executive’s behalf to any employee benefit plans sponsored by the Company or its affiliates; provided however, that if the Company is not in compliance with its minimum capital requirements or if such payments would cause the Company’s capital to be reduced below its minimum capital requirements, such payments shall be deferred until such time as the Company is in capital compliance.

(ii) Upon the occurrence of an Event of Termination, all payments shall be made in a lump sum within thirty (30) days after the Date of Termination, provided however if the Executive is a “specified employee” (as defined in Treasury Regulation §1.409A-1(i)), then, solely to the extent required to avoid penalties under Code Section 409A, such payment shall be delayed until the first day of the seventh month following the Executive’s Date of Termination. Such payment(s) shall not be reduced i n the event the Executive obtains other employment following termination of employment. Notwithstanding anything herein to the contrary, in the event of a Change in Control, as defined in Section 5 hereof, followed within one (1) year by an Event of Termination, any payments to the Executive under this Agreement shall be made solely in accordance with Section 5 hereof.”

Sixth Change

Section 5(c) is hereby amended to read as follows:

“(c) Upon the occurrence of a Change in Control, followed by Executive’s termination of employment in the circumstances described in Section 5(b), the Company shall pay Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, an amount equal t o 2.99 times the average of the sum of the following items in each of the five completed calendar years preceding his termination of employment (or such shorter period as Executive shall have been employed by the Company): ( i ) Executive’s “annual compensation” (as defined below) and (ii) contributions made on the Executive’s behalf to any employee benefit plans of the Company and its affiliates. For purposes of this Section 5(c), Executive’s “annual compensation” shall mean the amount reported by the Company or its affiliates (including, without limitation, CresCom Bank) in Box 1 of Executive’s Form W-2(s) for a calendar year (but excluding income attributable to the vesting of equity compensation or the exercise of stock options). Any payments to which Executive may be entitled under this Section 5(c) shall be made in a lump sum within thirty (30) days after the Date of Termination following the Change in Control, or in the event that Code Section 409A applies and Executive is a “specified employee” within the meaning of Code Section 409A, no later than the first day of the seventh month following the Executive’s Date of Termination.”

Seventh Change

Section 10 is hereby amended to read as follows:

“If, and only if, Executive’s employment is terminated for the reasons set forth in Section 4(a) hereof, and such termination occurs prior to the end of the Executive’s term of employment under this Agreement, Executive agrees that, for a period of one (1) year following the effective date of his termination under Section 4(a), Executive shall not, without the written consent of the Board, become an officer, employee, consultant, director, independent contractor, agent, sole proprietor, partner or trustee of any bank or bank holding company, savings bank, savings and loan association, savings and loan holding company, any mortgage or loan broker or any other entity competing with the Company or its affiliates, if such position entails working within (or providing services within) thirty (30) miles of the Company’s main office.”

Eighth Change

Section 19 is hereby amended to read as follows:

“All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement, whether brought in good faith by the Company (or any successors thereto) or Executive, shall be paid or reimbursed by the Company if Executive is the prevailing party with respect to such matter, provided, however, that such reimbursement shall occur not later than thirty (30) days after the date that Executive becomes entitled to reimbursement of legal fees under this Section 19 (but in no event later than two and one-half months after the end of the year in which the expense was incurred). Notwithstanding the foregoing, with respect to disputes or questions of interpretation arising prior to July 1, 2011 payment or reimbursement shall be made to Executive without regard to whether Executive is the prevailing party with respect to such matter.”

* * * *

In all other respects, the terms of the Agreement are hereby ratified and confirmed. This First Amendment may executed by the parties in counterparts.

IN WITNESS WHEREOF, the parties have executed this First Amendment, effective as of September 19, 2012.

CAROLINA FINANCIAL CORPORATION

/s/ Manly Eubank
Name:	Manly Eubank
Title:	Chairman - Compensation Committee

/s/ Jerold Lee Rexroad
Jerold Lee Rexroad